Contacts:	Matt Assiff, SVP & CFO Copano Energy, L.L.C. 713-621-9547

Jack Lascar / jlascar@drg-e.com Anne Vincent / avincent@drg-e.com DRG&E / 713-529-6600
COPANO ENERGY ANNOUNCES SALE OF 375,000 ADDITIONAL COMMON UNITS
     HOUSTON — December 19, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that the underwriters of its recent equity offering have exercised their over-allotment option to purchase an additional 375,000 common units. The sale is part of the Company’s equity offering that was priced on November 30, 2006, at the offering price of $59.11 per common unit. The total gross proceeds from the offering will be approximately $170 million dollars, including the proceeds from the sale of the over-allotment units.
     UBS Investment Bank and Morgan Stanley & Co., Incorporated are joint book-running managers for the offering. The co-managing underwriters participating in the offering are RBC Capital Markets Corporation, Lehman Brothers Inc., Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Sanders Morris Harris Inc. A copy of the final prospectus supplement and related base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, can be obtained from UBS Securities LLC, at 299 Park Avenue, New York, NY 10171 (telephone: 212-821-3000), Attention: Prospectus Department, and Morgan Stanley, at 1585 Broadway, New York, NY 10036, Attention: Prospectus Department.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in central and eastern Oklahoma.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to the intended use of the net proceeds from the offering. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.
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